Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of December 31, 2007

among

TRANS MERIDIAN INTERNATIONAL, INC.

TME MERGER SUB, INC.

and

TRANSMERIDIAN EXPLORATION INCORPORATED

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 31, 2007, among TRANS MERIDIAN INTERNATIONAL, INC., a British Virgin Islands company (“Parent”), TME Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and TRANSMERIDIAN EXPLORATION INCORPORATED, a Delaware corporation (the “Company”).

INTRODUCTION

WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to this Agreement and on the terms and conditions set forth herein, Merger Sub has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares (“Shares”) of the Company’s common stock, par value $0.0006 per share (“Company Common Stock”), at a price per Share of $3.00, without interest (such price or such higher price as may be paid for Shares in the Offer in accordance with this Agreement, the “Offer Price”) net to the seller in cash without interest thereon, subject to any applicable withholding taxes or stock transfer taxes payable;

WHEREAS, the board of directors of the Company (the “Board of Directors”) by unanimous vote of its disinterested members has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved the Offer, (iii) approved and adopted this Agreement and declared its advisability in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and (iv) resolved to recommend that the holders of Company Common Stock accept the Offer, tender their Shares to Merger Sub and adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

In consideration of the foregoing and of the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE OFFER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article 8 hereof and subject to the conditions set forth in Annex I hereto (the “Tender Offer Conditions”), as promptly as practicable but in no event later than the tenth Business Day following the satisfaction of the condition precedent described in Section 7.3 (the “Financing Condition”), Merger Sub shall commence (within the meaning of Rule 14d-2 under the

Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase all outstanding Shares at the Offer Price. The obligation of Merger Sub to accept for payment and pay for any Shares tendered pursuant to the Offer will be subject only to the Tender Offer Conditions. The Offer Price shall be net to the seller in cash, without interest, subject to reduction only for any applicable withholding taxes or stock transfer taxes payable by the seller. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered in the Offer. As used in this Agreement, “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York City, New York.

(b) Merger Sub specifically reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any condition of the Offer, to increase the Offer Price and to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Merger Sub shall not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) change or waive the Minimum Condition (as defined in Annex I hereto), (iv) impose conditions to the Offer in addition to the Tender Offer Conditions, (v) extend the expiration of the Offer except as permitted in this Section 1.1(b), or (vi) amend any other term of the Offer in any manner materially adverse to the holders of Shares. The Offer shall provide for an initial expiration date (as may be extended as provided in this Section 1.1(b), the “Expiration Date”) of 20 business days (as defined in Rule 14d-1(g)(3) under the Exchange Act) from the date of commencement of the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the Tender Offer Conditions as of the Expiration Date, Merger Sub will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the Expiration Date of the Offer. Merger Sub shall be entitled (but shall not be obligated) to extend the Offer, without the consent of the Company, (i) if at the initial Expiration Date or any extension thereof (including pursuant to the proviso below), any of the Tender Offer Conditions is not satisfied or waived, (ii) for any period required by applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission (“SEC”) or the staff thereof or the American Stock Exchange (“AMEX”) applicable to the Offer, or (iii) for any period required by applicable law. If all conditions to the Offer have been satisfied or waived as of any Expiration Date, Merger Sub may, without the consent of the Company, provide for a subsequent offering period (as contemplated by Rule 14d-11 under the Exchange Act), which subsequent offering period shall not exceed 20 Business Days. In addition, Merger Sub, may, without the consent of the Company, increase the Offer Price and extend the Offer to the extent required by law in connection with such increase. On or prior to the date(s) that Merger Sub becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Merger Sub the funds necessary to pay for all Shares that Merger Sub becomes so obligated to accept for payment and pay for pursuant to the Offer.

(c) As promptly as practicable on the date of commencement of the Offer, Merger Sub shall file with the SEC (i) a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”), which shall be filed as part of the Schedule TO. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal and any related summary advertisement (collectively, together with the Schedule 13E-3 and with all respective supplements and amendments thereto, being referred to as the “Offer Documents”). Merger Sub shall disseminate to holders of Shares the Offer Documents to the extent required by law. The Company shall promptly furnish to Parent or Merger Sub all information concerning the Company that is required or reasonably requested by Parent or Merger Sub in connection with the obligations relating to the Offer Documents contained in this Agreement. The Company represents that any such information supplied by the Company that is included in the Offer Documents will not, at the time such information is furnished to Parent or Merger Sub, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable U.S. federal securities laws. Parent and Merger Sub will provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Merger Sub receives from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and will provide the Company and its counsel with a copy of any written responses and telephonic notification of any oral responses of Parent, Merger Sub or their counsel.

Section 1.2 Company Actions.

(a) The Company shall file with the SEC and mail to the holders of Shares, on the date of the filing by Parent and Merger Sub of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) reflecting the Company Recommendation (as defined below) and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held, has (i) determined by unanimous vote of the disinterested members of the Board of Directors that the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and the Merger and approved and adopted this Agreement and declared its advisability in accordance with the DGCL and (iii) resolved to recommend that the holders of Company Common Stock tender their shares into the Offer and vote to adopt this Agreement (clauses (i) through (iii) collectively, the “Company Recommendation”). The Company hereby consents to the inclusion of the Company Recommendations in the Offer Documents and to the inclusion of copies of the Schedule 14D-9 with the Offer Documents mailed or otherwise furnished to the Company’s stockholders. The Company further represents that, prior to the execution hereof, Jefferies & Company, Inc. (the “Company Financial Advisor”) has delivered to the Board of Directors of the Company its written opinion that the consideration to be received for the Shares pursuant to the Offer and the Merger is fair to the holders of Company Common Stock (other than officers, directors and other Affiliates (as defined in Section 1.3(a)) of the Company; Parent; and their respective Affiliates)

from a financial point of view. The Company further represents and warrants that it has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by the Company Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a summary thereof) in the Offer Documents and in the Schedule 14D-9. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board of Directors of the Company described in this Section 1.2(a).

(b) The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable U.S. federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case, as and to the extent required by applicable U.S. federal securities law. The Company will provide Parent, Merger Sub and their counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof and will provide Parent, Merger Sub and their counsel with a copy of any written responses and telephonic notification of any oral responses of the Company or its counsel.

(c) In connection with the Offer, the Company will promptly furnish Merger Sub with mailing labels, security position listings, any beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Shares as of the most recent practicable date and shall furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and shall provide such other assistance as Merger Sub or its agents may reasonably request in communicating the Offer to the Company’s record and beneficial stockholders.

Section 1.3 Directors.

(a) Subject to compliance with applicable law and to the rights of the holders of the Company’s 20% Junior Redeemable Convertible Preferred Stock (the “Junior Preferred Stock”), promptly upon the payment by Merger Sub for Shares pursuant to the Offer and from time to time thereafter, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of (x) the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this sentence) multiplied by (y) the percentage that the aggregate number of Shares beneficially owned by Parent or its

Affiliates bears to the total number of Shares then outstanding, and the Company shall, upon request of Merger Sub, promptly take all actions necessary to cause Merger Sub’s designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors, increasing the number of authorized directors or amending its bylaws; provided, however, that prior to the Effective Time, the Board of Directors of the Company shall have at least two members who are not officers, directors, employees or designees of Merger Sub or the Company or any of their respective Affiliates (“Purchaser Insiders”), provided, further, that if the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the Company shall use its reasonable best efforts to fill such vacancy with a director who is not a Purchaser Insider. In no event shall Merger Sub’s designees be less than a majority of the Board of Directors so long as Parent and Merger Sub collectively own a majority of the outstanding Shares. The Company shall also cause the designees of Merger Sub to constitute the same percentage of representation as is on the Board of Directors of the Company after giving effect to this Section 1.3 on each committee of the Board of Directors of the Company, including, if necessary, seeking the resignations of one or more existing directors, increasing the number of authorized directors or amending the applicable bylaws. In addition, promptly upon the payment by Merger Sub for Shares pursuant to the Offer and from time to time thereafter, Merger Sub shall be entitled to designate all members of the board of directors (or equivalent body) and each committee thereof of each Company Subsidiary. The provisions of this Section 1.3 shall not limit any rights that Merger Sub, Parent or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise. As used in this Agreement, “Affiliate” means, when used with respect to any Person (as defined in Section 3.5), any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

(b) The Company’s obligations to appoint Merger Sub’s designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such section and rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Merger Sub has not theretofore designated directors or timely provided the requisite information) such information with respect to the Company and its officers and directors as is required under such section and rule in order to fulfill its obligations under this Section 1.3. Parent and Merger Sub will supply any information with respect to itself and its officers, directors and Affiliates required by such section and rule to the Company.

(c) Following the election or appointment of Parent’s designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of time for performance of any of the obligations of Parent or Merger Sub hereunder, or any waiver of any of the Company’s rights hereunder will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if such amendment, termination, extension or waiver would be reasonably likely to have an adverse effect on the minority stockholders of the Company.

Section 1.4 Top-Up Option.

(a) The Company hereby irrevocably grants to Merger Sub an option (the “Top-Up Option”), exercisable only after the acceptance by Merger Sub of, and payment for, Shares tendered in the Offer, to purchase that number (but not less than that number) of shares of Company Common Stock (the “Top-Up Shares”) as is equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent, Merger Sub and any Subsidiaries or Affiliates of Parent or Merger Sub taken as a whole, at the time of such exercise, shall constitute one share more than 90% of the total shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Shares at a price per share equal to the Offer Price); provided, however, that (i) in no event shall the Top-Up Option be exercisable (x) for a number of shares of Company Common Stock in excess of the Company’s then authorized and unissued shares of Company Common Stock (including as authorized and unissued shares of Company Common Stock for purposes of this Section 1.4, any shares of Company Common Stock held in the treasury of the Company), or (y) if the issuance of shares of Company Common Stock by the Company in connection with the exercise of the Top-Up Option by Merger Sub would violate applicable rules of the AMEX, (ii) Merger Sub shall, concurrently with the exercise of the Top-Up Option, give written notice to the Company that as promptly as practicable following such exercise, Merger Sub shall (and Purchaser shall cause Merger Sub to) consummate the Merger in accordance with Section 253 of the DGCL as contemplated by this Agreement, and (iii) the Top-Up Option may not be exercised if any provision of applicable law or any judgment, injunction, order or decree of any Governmental Authority (as defined in Section 2.7(d)) shall prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with, any Governmental Authority or the Company’s stockholders in connection with the exercise of the Top-Up Option or the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing has not theretofore been obtained or made, as applicable. Payment by Merger Sub of the purchase price for the Top-Up Option may be made, at Merger Sub’s option, by delivery of (i) immediately available funds by wire transfer to an account designated by the Company or (B) a demand note issued by Merger Sub in customary form that is secured by, and has recourse only against, the stock to be issued pursuant to the Top-Up Option in a principal face amount equal to the number of shares of Company Common Stock being purchased pursuant to the Top-Up Option multiplied by the Offer Price.

(b) Parent and Merger Sub understand that the shares of Company Common Stock that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Purchaser and Merger Sub represent and warrant to the Company that Merger Sub is, and will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 2.2 Effective Time; Closing.

(a) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (U.S. Central time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002 unless another date, time or place is agreed to in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) On the Closing Date or as promptly as practicable thereafter, the Company hereto shall cause the Merger to be consummated by filing a certificate of merger (or a certificate of ownership and merger), in accordance with the DGCL, with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”) (the time of such filing (or such later time as is specified in such Certificate of Merger as agreed between Parent and the Company) being the “Effective Time”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL (except as provided herein) and the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Company shall remain Transmeridian Exploration Incorporated and the provision of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted) and as so amended shall be the certificate of incorporation of the Surviving Corporation, until amended as provided in the certificate of incorporation of the Surviving Corporation and by applicable law. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until amended as provided in the certificate of incorporation and/or bylaws of the Surviving Corporation or by applicable law.

Section 2.5 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors. The Company shall cause all directors of the Company to resign immediately prior to the Effective Time and the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors.

Section 2.6 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other holder of any shares of Company Common Stock:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock and all the shares of Company Common Stock issued upon conversion of the capital stock of Merger Sub shall represent all of the outstanding shares of the Surviving Corporation.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any shares to be canceled pursuant to Section 2.6(e)) shall be canceled and shall be converted automatically into the right to receive the Offer Price. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and, subject to Section 2.6(f), each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Offer Price.

(c) Conversion of Preferred Stock. Each share of Company Preferred Stock (as defined below and to the extent not redeemed pursuant to Section 6.12) issued and outstanding immediately prior to the Effective Time shall become convertible in accordance with its terms, at the option of the holder thereof, into the right to receive a sum in cash equal to the product of (i) the Offer Price and (ii) the number of shares of Company Common Stock issuable upon conversion of such share of Company Preferred Stock immediately prior to the Effective Time.

(d) Treatment of Warrants. From and after the Effective Time, as provided for in the terms of each Warrant, each Warrant will represent the right to acquire and receive, upon exercise thereof in accordance with its terms, a sum in cash equal to the product of (i) the Offer Price and (ii) the number of shares of Common Stock issuable upon exercise of such Warrant immediately prior to the Effective Time. As used in this Agreement, “Warrant” shall mean each warrant to purchase Company Common Stock issued and outstanding as of the date of this Agreement.

(e) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(f) Shares of Company Common Stock of Dissenting Stockholders.

(i) Notwithstanding any provision of this Agreement to the contrary, all of the shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by holders of Company Common Stock who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal of the “fair value” of such Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall be cancelled and terminated and shall cease to have any rights with respect to Dissenting Shares other than such rights as are granted pursuant to Section 262 of the DGCL, except that all Dissenting Shares held by holders of Company Common Stock who shall have failed to perfect or who shall have withdrawn or lost their rights for an appraisal of such shares under the DGCL shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Offer Price as provided in Section 2.6(b), upon surrender in the manner provided in Section 2.7, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

(ii) The Company shall give to Parent and Merger Sub (A) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair market value under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands, or offer to settle, or settle, any such demands. Any amount payable to any holder of Company Common Stock exercising appraisal rights shall be paid solely by the Surviving Corporation out of its own funds.

Section 2.7 Exchange of Company Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive in trust the funds to which holders of Company Common Stock shall become entitled pursuant to Section 2.6(b). From time to time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at times necessary for the prompt payment of the Offer Price as provided in Section 2.6(b) upon surrender of certificates representing the shares of Company Common Stock as provided herein. All interest earned on such funds shall be paid to Parent.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Company Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Offer Price as provided in Section 2.6(b). Parent will use its reasonable efforts to cause provision to be made for holders of Company Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Company Certificates in exchange for the Offer Price. Upon surrender of a Company Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Offer Price, and the Company Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.7(b), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Offer Price pursuant to Section 2.6(b). No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate.

(c) No Further Ownership Rights in Company Common Stock; Transfer Books. All cash paid upon the surrender of Company Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock theretofore represented by such Company Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Offer Price, payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the

Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, the Offer Price in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. As used in this Agreement, “Governmental Authority” shall mean any multinational, federal, provincial, territorial, state, municipal, local, or other governmental or public department, regulatory or administrative authority, court, commission, board, bureau, agency or instrumentality, tribunal or judicial or arbitral body or entity, whether United States or foreign.

(e) Lost, Stolen or Destroyed Certificates. In the event any Company Certificates evidencing Company Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Offer Price required pursuant to Section 2.6(b), in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit, which shall include indemnities and the posting of a bond which are acceptable to Parent, of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Offer Price may reasonably require of the holder of such lost, stolen or destroyed Company Certificates.

(f) Withholding Taxes. Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provisions of state, local or foreign tax law, including, without limitation, any tax law of the Republic of Kazakhstan. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding were made.

Section 2.8 Options.

(a) At the Effective Time and without any action on the part of any holder of any outstanding Option (hereinafter defined), whether vested or unvested, exercisable or unexercisable, each Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest, and subject to the terms and conditions set forth below in this Section 2.8, each such Option shall terminate and be cancelled at the Effective Time and each holder of an Option will be entitled to receive from the Company, and shall receive, in settlement of each Option a Cash Amount. The “Cash Amount” shall be equal to the net amount of (A) the product of (i) the excess, if any, of the Offer Price over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option, less (B) any applicable withholdings for Taxes. If the exercise price per share of any Option equals or exceeds the Offer Price, the Cash Amount therefor shall be zero. Notwithstanding the foregoing, (i) payment of the Cash Amount is subject to written acknowledgement, in a form acceptable to the Surviving Corporation, that no further payment is due to such holder on account of any Option and all of such holder’s rights under such Options have terminated and (ii) with respect to any person subject to Section 16(a) of the Exchange Act, any Cash Amount to be paid to such person in accordance with this Section 2.8 shall be paid as soon as practicable after the payment can be made without liability to such person under Section 16(b) of the Exchange Act. As used in this Agreement, “Option” means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Transmeridian Exploration Incorporated 2006 Incentive Plan, the 2001 Incentive Stock Option Plan or the 2003 Stock Compensation Plan (as amended and restated) (“Company Stock Plans”).

(b) At the Effective Time, all restrictions on the then outstanding shares of Restricted Stock (as defined below) shall immediately lapse, and subject to the terms and conditions set forth below, each holder of Restricted Stock will be entitled to receive from the Company, and shall receive, in settlement of each share of Restricted Stock, the Offer Price. As used in this Agreement, “Restricted Stock” means any outstanding award of restricted Company Common Stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Company Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

(c) As of the Effective Time, except as provided in this Section 2.8, all rights under any Option and any provision of the Company Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any successor thereto shall be cancelled. The Company shall use its commercially reasonable efforts to ensure that, as of and after the Effective Time, except as provided in this Section 2.8, no person shall have any rights under the Company Stock Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof.

(d) At or before the Effective Time, the Company shall, without cost to the Company, cause to be effected any necessary amendments to the Company Stock Plans and any other resolutions, consents or notices, in such form reasonably acceptable to Parent, required under the Company Stock Plans or any Options and take any other actions necessary to give effect to the foregoing provisions of this Section 2.8 and obtain the acknowledgements required under Section 2.8(a).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Reports (as defined in Section 3.5(a)) filed with the SEC prior to the date hereof (other than disclosures in “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” sections of such Company SEC Reports (as defined in Section 3.5) or any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature, and only to the extent readily apparent in the Company SEC Reports that such disclosed item is an event, item or occurrence that would constitute a breach of a representation or warranty set forth in this Article 3), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization. The Company and each of the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the minutes (or in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the Board of Directors of the Company, each of the Company Subsidiaries and the respective committees thereof, in each case held since January 1, 2004 and held prior to the date hereof. A “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, development or circumstance which individually or in the aggregate, (i) is materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), properties, prospects or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) materially and adversely affects the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any change, effect, event, occurrence, state of facts, development or circumstance which (A) adversely affects the international oil and gas exploration and development industry generally (including without limitation changes in commodity prices, general market prices and regulatory changes) and does not have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, (B) arises out of general economic, financial, currency exchange, or industry conditions or acts of war, or any escalation, or worsening of any such acts of war threatened or underway as of the date of this Agreement provided that such change, effect, event, occurrence, state of facts, development or circumstance does not have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, (C) (other than with respect to Section 3.3) arises out of or results from the transactions contemplated by this Agreement or the announcement thereof, or (D) results from any Proposed Kazakh/Russian Law, shall not be considered in determining whether a Company Material Adverse Effect has occurred; provided, further, that, for the avoidance of doubt, any change, effect, event, occurrence, state of facts, development or circumstance with respect to any provision of the Production Contract relating to Taxes shall be taken into account in determining whether a Company Material Adverse Effect has occurred. The copies of the Governing Documents of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The copies of the Governing Documents of the Company Subsidiaries which were delivered to Parent prior to the date of this Agreement are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. As used in this Agreement (i) “Governing Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto, (ii) “Proposed Kazakh/Russian Law” means any law, governmental regulation, action or interpretation thereof of the Republic of Kazakhstan or the Russian Federation which comes into effect or existence after the date of this Agreement and which impedes the transfer of corporate or private property or assets or gives to a Person a pre-emptive right or right of first refusal to acquire corporate or private property or assets located in Kazakhstan and/or Russia (provided, however, that any law, governmental regulation, action or interpretation that can reasonably be expected to have, or has had, a disproportionate material adverse economic or valuation impact on the Company and the Company Subsidiaries, taken as a whole, shall not be deemed to be a “Proposed Kazakh/Russian Law”), and (iii) “Production Contract” means the Contract dated 29 December 2006 and as amended from time to time between The Ministry of Energy and Mineral Resources of the Republic of Kazakhstan and Joint-Stock Company Caspi Neft TME (“Caspi Neft”), as amended and supplemented through the date hereof.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, 116,859,838 of which are issued and outstanding as of the date of this Agreement and (ii) 5,000,000 shares of preferred stock, par value $0.0006 per share (“Company Preferred Stock”), of which 1,111,282 shares have been designated 15% Senior Redeemable Convertible Preferred Stock (the “Senior Preferred Stock”), 2,755,319 shares have been designated Junior Preferred Stock and 1,785.714 shares have been designated Series A Cumulative Convertible Preferred Stock. There are 1,082,990 shares of Company Preferred Stock issued and outstanding of which (x) 442,334 are shares of Senior Preferred Stock and (y) 640,656 are shares of Junior Preferred Stock. No shares of Series A Cumulative Convertible Preferred Stock are issued and outstanding. Except for non-cash dividends paid on the Company Preferred Stock, the Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Such issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights and in compliance with all applicable state and federal securities laws. The Company has not heretofore agreed to take any such action, and there are no contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of the Company having the right to vote (other than the outstanding options to purchase Company Common Stock set forth in Section 3.2(b) of the Company Disclosure) on any matters on which stockholders of the Company may vote (whether or not dependant on conversion or other trigger event).

(b) Section 3.2(b) of the Company Disclosure Letter lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any Company Subsidiary any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof) and all outstanding restricted stock awards, including the grant date of each. There are no stock appreciation rights attached to any securities of the Company. Except as set forth above in this Section 3.2, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 3.3 Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other proceedings, corporate or otherwise, on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the adoption of this Agreement by the Required Company Stockholder Vote (as defined in Section 3.11(b)), if required by applicable law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the Governing Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or result in a loss of any material benefit to which the Company or the Company Subsidiaries is entitled, or otherwise result in a detriment to the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the

Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c), violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect. As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (ii) the filing with the SEC of (A) the Schedule 14D-9 and any required amendments thereto, (B) the Proxy Statement (as defined in Section 6.1(b)) if stockholder approval is required under the DGCL, and (C) such other reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iii) compliance with the rules of the AMEX and (iv) compliance with the “blue sky” laws of various states. None of the Company, any Company Subsidiary or any of their respective officers, directors or Affiliates has any knowledge of any event, or received notice of any event, which could reasonably be expected to lead to the termination of the Offer pursuant to clauses (ii) or (iii) of the second paragraph of Annex I hereto or paragraphs (a) or (b) of Annex I.

Section 3.4 Subsidiaries.

(a) Section 3.4(a) of the Company Disclosure Letter sets forth the name and jurisdiction of organization of each (i) Company Subsidiary and (ii) entity in which the Company (other than the Company Subsidiaries) or any Company Subsidiary owns any interest. As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned or controlled directly or indirectly by such first Person and (ii) “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting or disposal rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2004, the Company and each Company Subsidiary has timely filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed with the SEC. As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, and none of the Company SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and the Company SEC Reports do not (as amended or supplemented) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event has occurred with respect to the Company or any of Company Subsidiaries that requires, or after the passage of time would require, the filing of a current report on Form 8-K for which such Form 8-K has not otherwise been filed. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, consolidated statements of comprehensive income (loss) and stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business which are not reasonably expected to have, individually or in the aggregate, a material effect on the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries). Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since September 30, 2007 in the ordinary course of business consistent with past practice. As used in this Agreement, “GAAP” means generally accepted accounting principles in the United States.

(c) The Company has not received notice (whether orally or in writing) from the SEC or any other Governmental Authority that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since January 1, 2004, the Company’s independent public accounting firm has not informed the Company (whether orally or in writing) (i) that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices or (ii) of any “significant deficiency” or “material weakness” in the Company’s internal control over financial reporting, and there is no outstanding “significant deficiency” or “material weakness”. Since January 1, 2004, to the knowledge of the Company, no officer or director of the Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with the Company or any Company Subsidiary. As used in this Section 3.5(c), “significant deficiency” and “material weakness” have the meanings assigned to such terms in release 2004-001 of the Public Company Accounting Oversight Board, as in effect as of the date hereof.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications (without qualifications or exceptions to the matters certified) required by, and would be able to make such certifications (without qualifications or exceptions to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the AMEX, and the statements contained in any such certifications are complete and correct. Neither the Company nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certificates.

(e) The Company maintains a system of “internal controls and procedures” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.

(f) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed in the Company’s SEC Reports, including its consolidated Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(g) The Company is in compliance in all material respects with all current and proposed listing and corporate governance requirements of the AMEX, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 3.6 Absence of Material Adverse Changes, etc.. Since December 31, 2006, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and, there has not been or occurred:

(a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any material change in accounting methods, principles or practices employed by the Company;

(c) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company and the Company Subsidiaries; or

(d) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

Section 3.7 Litigation. There are no (i) suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries or any of their respective properties or rights or any of their respective officers or directors in their capacity as such or (ii) internal investigations being conducted by the Company or any of the Company Subsidiaries concerning any financial, accounting, tax, conflict of interest, self dealing, violation of applicable law, fraudulent or deceptive conduct or other misfeasance or malfeasance issues, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any Governmental Authority outstanding against the Company or any of the Company Subsidiaries which are or would reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries.

Section 3.8 Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents or the Debt Offer Documents will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior to the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Merger Sub or Purchaser or any Affiliate of Merger Sub or Purchaser expressly for inclusion in the Offer Documents or the Schedule 14D-9. The Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time it is mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b) The Proxy Statement (if any) will not, at the time the Proxy Statement is first mailed and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Merger Sub or Purchaser or any Affiliate of Merger Sub or Purchaser.

Section 3.9 Broker’s or Finder’s Fees. Except for the Company Financial Advisor, no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. The Company has furnished to Parent a true and complete copy of the Company’s agreement with the Company Financial Advisor, including all amendments thereto, pursuant to which the Company Financial Advisor is entitled to a fee in connection with the transactions contemplated hereby.

Section 3.10 Employee Plans.

(a) All Company Employee Benefit Plans are listed in Section 3.10 of the Company Disclosure Letter. Correct and complete copies of each such plan and the following documents with respect to each of such plan have been provided to Parent by the Company to the extent applicable: (i) any plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the three most recent Forms 5500 and all schedules thereto; (iii) the most recent actuarial report and financial statements, if any; (iv) the most recent IRS determination letter or opinion letter; (v) the most recent summary plan descriptions together with each summary of material modifications required under ERISA, all material employee communications relating to such Company Employee Benefit Plans and all material communications to or from the IRS or any other governmental or regulatory authority relating to each Company Employee Benefit Plan; and (vi) written summaries of all non-written Company Employee Benefit Plans. “Company Employee Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, policy, practice or arrangement, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company, any of the Company Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of the Company Subsidiaries would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) or to which the Company or any of the Company Subsidiaries has any obligation to contribute, or otherwise providing benefits to any current, former or future employee, consultant, officer or director of the Company or any of the Company Subsidiaries or to any beneficiary or dependent thereof or with respect to which the Company or any Company Subsidiary has any liability.

(b) The Company Employee Benefit Plans have been maintained, operated and administered in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable laws, except for non-compliance which has not had and could not reasonably be expected to cause the Company or any Company Subsidiary to incur any material liability. Each of the Company Employee Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements. All contributions required to have been made under the terms of any Company Employee Benefit Plan or pursuant to ERISA and the Code have been timely made and all obligations in respect of each Company Employee Benefit Plan have been properly accrued and reflected in the Company Financial Statements.

(c) Neither the Company nor the Company Subsidiaries nor any ERISA Affiliate, (i) maintains or contributes to, or has maintained or contributed to or has had any obligation to contribute to, (A) any Company Employee Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA, (C) a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (D) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (ii) has incurred any liability that has not been satisfied in full, or reasonably expects to incur any material liability or penalty pursuant to Title I or Title IV of ERISA or material penalty, excise Tax or joint and several liability pursuant to other provisions of the Code, ERISA or any foreign law or regulation relating to employee benefit plans, whether contingent or otherwise.

(d) The Company Employee Benefit Plans intended to qualify under Section 401 of the Code or other tax-favored treatment under applicable laws do so qualify and a favorable determination letter or opinion letter to that effect has been issued by the IRS with respect to each such Company Employee Benefit Plan, and nothing has occurred with respect to the operation of the Company Benefit Plans that could cause the loss of such qualification or tax-favored treatment, or the imposition of any liability, penalty or Tax under ERISA or the Code, except for non-compliance which has not had and could not reasonably be expected to cause the Company or any Company Subsidiary to incur any material liability.

(e) There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against any Company Employee Benefit Plan, the assets of any Company Employee Benefit Plan or against the Company, any Company Subsidiary or any ERISA Affiliate with respect to any Company Employee Benefit Plan (other than routine benefit claims), nor does the Company have any knowledge of facts that could form the basis for any such claim or lawsuit, except for such actions, claims or lawsuits which, if adversely determined, could not reasonably be expected to cause the Company or any Company Subsidiary to incur any material liability. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against or in favor of any Company Employee Benefit Plan or, to the knowledge of the Company, any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits or investigations by any Governmental Authority involving any Company Employee Benefit Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder, either by themselves or in connection with any other event, will entitle (or be a precondition to any entitlement) any current or former employee, officer or director of the Company or any of the Company Subsidiaries to (i) any severance pay or similar payment, (ii) acceleration of the time of any payment, vesting of any payment or funding of compensation or benefits, (iii) any increase in the amount payable under any Company Employee Benefit Plan or any employment, severance, bonus or similar agreement, or (iv) the renewal or extensions of the term of any agreement regarding compensation.

(g) Neither the Company nor any of the Company Subsidiaries nor any ERISA Affiliate has any liability with respect to an obligation to provide health or other non-pension benefits to any individual beyond his or her retirement or other termination of service other than coverage mandated by Section 4980B of the Code or applicable state law. No Company Employee Benefit Plan is funded through a “welfare benefit fund”, as defined in Section 419 of the Code.

(h) Each Company Employee Benefit Plan may be amended or terminated without material liability to the Company or any Company Subsidiary. Neither the Company nor the Company Subsidiaries has direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(i) Each Company Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code complies with Section 409A of the Code and has so complied for the entire period during which Section 409A of the Code has applied to such plan. None of the transactions contemplated by this Agreement will constitute or result in a violation of Section 409A of the Code.

(j) No Company Employee Benefit Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

Section 3.11 Board Recommendation; Company Action; Requisite Vote of the Company’s Stockholders.

(a) The Board of Directors of the Company has, by resolutions duly adopted by unanimous vote of the disinterested members of the Board of Directors duly called and held on December 27, 2007 and not subsequently rescinded or modified in any way, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the

Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger in accordance with the requirements of the DGCL and (iii) resolved to recommend acceptance of the Offer and the adoption of this Agreement by the stockholders of the Company (provided, however, that any change in or modification or rescission of such recommendation by the Board of Directors of the Company in accordance with Section 6.8 shall not be a breach of the representation in this clause (iii)). The Board of Directors of the Company has received from the Company Financial Advisor an opinion, a written copy of which has been provided to Parent and Merger Sub prior to the execution of this Agreement, solely for informational purposes, to the effect that, as of the date of the opinion, the consideration to be received in the Offer and the Merger by holders of Company Common Stock (other than officers, directors and other Affiliates of the Company; Parent; and their respective Affiliates) is fair from a financial point of view. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by the Company Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a summary thereof) in the Proxy Statement.

(b) The affirmative vote of stockholders of the Company required for adoption of this Agreement and the Merger, if necessary, is and will be no greater than a majority in voting power of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”).

Section 3.12 Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed all material federal, state, local, foreign and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2006 are adequate to cover all Taxes accruing through such date. The Company and the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings.

(b) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any federal, state, local or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction.

(c) Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary. The Company and each Company Subsidiary have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e) The statutes of limitations for the federal income Tax Returns of the Company and/or the Company Subsidiaries have expired or otherwise have been closed in the United States for all taxable periods ending on or before December 31, 2002 and in the Republic of Kazakhstan for all taxable periods ending on or before December 31, 2003.

(f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). Neither the Company nor any Company Subsidiary has been notified in writing that it will be required to incur any liability for Taxes of any person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a Taxing authority with respect to such other person as a transferee or successor, by contract or otherwise.

(g) None of the Company or any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; or (iii) open transaction disposition made on or prior to the Closing Date.

(h) Neither the Company nor any of the Company Subsidiaries has in effect, is bound by or is otherwise liable under any contract or arrangement that could reasonably require any payment or other consideration to any director, officer or employee that would be described in or subject to Section 162(m) or Section 280G of the Code.

(i) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither the Company nor any Company Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(k) Neither the Company nor any Company Subsidiary is a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.

(l) Neither the Company nor any Company Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation nor has stock or securities of any Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(m) Neither the Company nor any Company Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(n) None of the Company Subsidiaries is or has been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(o) Neither the Company nor any Company Subsidiary has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(l) and/or 904(f)(3) of the Code.

(p) Neither the Company nor any Company Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(q) None of the shares of the Company Common Stock or of a Company Subsidiary are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(r) As used in this Agreement “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto. As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes including any schedules or attachments thereto, including any amendments thereto, and including any information returns.

Section 3.13 Environmental Matters. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) There are no conditions existing on any real property owned, leased or operated by the Company or any Company Subsidiary that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law (as defined below), and the Company and the Company Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(b) The Company and the Company Subsidiaries have solely been in the business of oil and gas exploration and production. The Company and the Company Subsidiaries have used, manufactured, generated, received, handled, stored, labeled, released, discharged, distributed, treated, shipped and disposed of all Hazardous Substances (as defined below) (whether or not on or from its owned, leased or operated properties or properties owned, leased or operated by others) in compliance with all applicable Environmental Laws and the Company and the Company Subsidiaries have properly and timely paid any fines, penalties or other charges imposed by any Governmental Authority relating to, or arising from, any violation or alleged violation by the Company or any Company Subsidiary of any Environmental Law or permit or license related to the use, manufacture, generation, receipt, handing, storage, labeling, release, discharge, distribution, treatment, shipment or disposal of all Hazardous Substances.

(c) Neither the Company, Company Subsidiaries nor any real property owned, leased or operated by the Company or any Company Subsidiary is subject to any pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry, notice of non-compliance, request for information or proceeding relating to any liability under any Environmental Laws.

(d) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary, including all permits, notices, approvals and authorizations pertaining to the past and present generation, treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations. The transactions contemplated by this Agreement will not result in the non-renewal, revocation, expiration, withdrawal or termination of any such permits, notices, approvals or authorizations.

(e) The Company has provided Parent and Merger Sub copies of all environmental audits, assessments and evaluations of the Company and the Company Subsidiaries or any of their respective properties or assets.

(f) As used in this Agreement, (i) “Environmental Laws” means all applicable statutes, regulations, ordinances, by-laws, common laws and codes and all international treaties and agreements, now in existence in the United States, the Republic of Kazakhstan and the Russian Federation (in each case, whether federal, provincial, territorial, state or municipal) relating to pollution or the protection and preservation of the environment, occupational health and safety, product safety, product liability or Hazardous Substances, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and (ii) “Hazardous Substance” means any contaminant, toxic substance, dangerous goods or pollutant or any other substance that when released to the natural environment is reasonably likely to cause, at some immediate or future time, material harm or material degradation to the natural environment or material risk to human health; including, without limitation: (A) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, and radon gas; (B) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (C) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

Section 3.14 Compliance with Laws. The Company and the Company Subsidiaries are in compliance with all applicable material laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries, and no notice, charge, claim, action or assertion has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any such non-compliance. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect and neither the Company nor any Company Subsidiary has received any written notice or claim nor has any knowledge indicating that the Company or any Company Subsidiary is not in compliance with the terms of such licenses or permits and with all requirements, procedures and standards of the Governmental Authority which issued them, or any limitation or proposed limitation on any such license or permit. Notwithstanding the foregoing, no representation or warranty in this Section 3.14 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.13.

Section 3.15 Employment Matters. Neither the Company nor any Company Subsidiary: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of the Company Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.

Section 3.16 Regulatory Matters. Neither the Company nor any of the Company Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 3.17 Reserve Reports. All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which the Company or the Company Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by the Company or the Company Subsidiaries) that was material to the Company’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of the Company in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of the Company and the Company Subsidiaries as of December 31, 2006 and prepared by the Company (the “Company Reserve Report”) was (at the time included or as modified or amended prior to the issuance of the Company Reserve Report), true and accurate in all material respects and the Company has no knowledge of any material errors in such information. For purposes of this Agreement, “Oil and Gas Interests” means interests in, and rights to, the following oil and gas properties: (i) 100% working interest in South Alibek Field, Kazakhstan under a 57.1 Km2 subsoil use license (License 1557) and (ii) the 50% working interest in Gasha Field, Dagestan, Russia under a 71.6 Km2 subsoil use license; Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. There has been no change in respect of the matters addressed in the Company Reserve Report that would have a Company Material Adverse Effect. For purposes of this Agreement, “Hydrocarbons” means, with respect to any Person, crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith (including coalbed gas and carbon dioxide), and all other minerals of every kind and character which may be covered by or included in or attributable to any of the properties of such Person or any of such Person’s Subsidiaries.

Section 3.18 Hedging. There exist no outstanding Hydrocarbon and financial Hedging positions entered into by the Company or any Company Subsidiary or for the account of any customer as of the date of this Agreement. For purposes of this Agreement, a “Hedge” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

Section 3.19 Properties. All major items of operating equipment owned or leased by the Company or any of the Company Subsidiaries (i) are in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of the Company and the Company Subsidiaries, to comply in all material respects with the requirements of all applicable contracts, including sales contracts, and the conduct of the business of the Company and the Company Subsidiaries. The Company has good and marketable title for oil and gas purposes to all of the Oil and Gas Interests, and to all other properties, interests in properties and assets, real and personal, free and clear of any Lien, except: (A) Liens reflected in the balance sheet of the Company as of December 31, 2006 included in the Company SEC Reports; (B) Liens for current taxes not yet due and payable; and (C) such imperfections of title, easements and Liens that would not have or reasonably be expected to have, a material effect on the operation of the business of each of the Company and each Company Subsidiary. All leases and other agreements pursuant to which the Company or any of the Company Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective, except where the failure to be in good standing, valid or effective would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of the Company Subsidiaries, or to the knowledge of the Company, by any counterparty thereto. The Company has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefore, and on a net, company wide basis, the Company is neither underproduced or overproduced, in either case to any material extent, under gas balancing or similar arrangements.

Section 3.20 Oil and Gas Operations.

(a) All wells included in the Oil and Gas Interests have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules and regulations governing such wells in the Republic of Kazakhstan and the Russian Federation.

(b) The Oil and Gas Interests entitle the Company and the Company Subsidiaries (individually or collectively) to receive not less than the undivided net revenue interest set forth (or derived from) the Company Reserve Report of all Hydrocarbons produced, saved or sold from or attributable to such Oil and Gas Interests, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest through plugging, abandonment and salvage of such Oil and Gas Interest, that is borne or is to be borne by the Company or any Company Subsidiary (individually or collectively) is not greater than the undivided working interest set forth in (or derived from) the Company Reserve Report.

(c) Sales of all Hydrocarbons produced from the Oil and Gas Interests have been made in the ordinary course of business on an arms-length basis.

(d) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests are being received by the Company and the Company Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

(e) The Company and the Company Subsidiaries have properly and timely paid all royalties, overriding royalties, rentals and other burdens on production due by any of them with respect to the Oil and Gas Interests.

(f) The Oil and Gas Interests do not have and are not burdened by an aggregate net overproductive or underproductive imbalance or transportation imbalance, which could reasonably be expected to have a Company Material Adverse Effect.

(g) Except as arising under Article 71 of the Republic of Kazakhstan’s Subsoil Use Law, none of the Oil and Gas Interests are subject to any preferential purchase or similar rights which may become operative a result of the transactions contemplated by this Agreement.

Section 3.21 Insurance. Section 3.21 of the Company Disclosure Letter contains a true and complete list of all insurance policies held by either the Company or any of the Company Subsidiaries or for which the Company or any of the Company Subsidiaries is obligated to pay all or part of the premiums (collectively, the “Policies”) and the Company has delivered to Parent true and complete copies of the Policies prior to the date of this Agreement. The Policies are in full force and effect, and all premiums due and payable thereon have been paid. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). Neither the Company nor any Company Subsidiary has received written notice of any pending or threatened cancellation or premium increase (retroactively or otherwise) with respect thereto. There are no outstanding claims under any of the Policies.

Section 3.22 Certain Contracts and Arrangements.

(a) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts the Company or any of the Company Subsidiaries or any successor thereto, or that would, after the Effective Time, to the knowledge of the Company, materially limit or restrict Parent, the Surviving Entity or any of their subsidiaries or any successor thereto, from engaging or competing in its business in any geographic area. Section 3.22 of the Company Disclosure Letter and the documents filed or incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 set forth a true and complete list of each material agreement to which the Company or any Company Subsidiary is subject, including, without limitation, (i) each material Hydrocarbon Contract, (ii) each material license and permit required under applicable law in connection with the conduct of oil and gas exploration and production by the Company and the Company Subsidiaries, (iii) each material software license relating to primary geological and financial processes to which the Company or any Company Subsidiary is subject, (iv) each contract, agreement or arrangement which contains a non-compete or exclusivity provisions with respect to the business of or geographic area with respect to the Company or any Company Subsidiary, or restricts the conduct of the business of the Company or any Company Subsidiary, or the geographic area or manner in which the Company or any Company Subsidiary may conduct business, (v) each contract, agreement or arrangement between the Company or any Company Subsidiary on the one hand, and any officer or director of the Company or any Company Subsidiary or any person directly or indirectly owning, controlling or holding power to vote 3% or more of the Company’s outstanding voting securities (other than any compensation arrangements involving a director or officer of the Company listed or described in Section 3.10(a)), on the other hand, (vi) each contract, agreement, arrangement, or indenture involving the Company or the Company Subsidiaries which obligates the Company or the Company Subsidiaries with respect to debt obligations or other borrowings, issuances of capital stock or capital stock equivalents or obligations to issue or register securities, and (vii) each contract, agreement or arrangement to which the Company or any Company Subsidiary or any of their respective properties is subject that (A) involves annual revenue to the Company or the Company Subsidiaries in excess of $1,000,000 in the calendar year ending December 31, 2007, (B) obligates the Company or any Company Subsidiary to expend an amount in excess of $1,000,000 in the calendar year ending December 31, 2007 or (C) obligates the Company or any Company Subsidiary to make capital expenditures or acquire assets in an amount estimated by the Company as of the date hereof to be in excess of $1,000,000 over the remaining life of such contract (collectively, the “Company Contracts”). As used in this Agreement, “Hydrocarbon Contract” means a Hydrocarbon production sharing contract, lease or license, permit or other similar agreement or right permitting the Company or any of the Company Subsidiaries to explore for, develop, use, produce, sever, process, operate and occupy Hydrocarbon interests and associated fixtures or structures for a specified period of time. The term “Hydrocarbon Contract” also includes any farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement, any oil and gas production, sales, marketing, transportation, exchange and processing contract and agreement, or any other contract affecting the ownership or operation of properties held for exploration or production of Hydrocarbons, or the disposition of the Hydrocarbons produced therefrom, in each case to which the Company or any of the Company Subsidiaries is a party.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Contracts is legal, valid, binding and enforceable in accordance with its terms with respect to the Company and the Company Subsidiaries and to the knowledge of the Company, with respect to any other party to the Company Contracts, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles, (ii) neither the Company nor any Company Subsidiary is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, (iii) the Company does not have any knowledge of, and neither the Company nor any Company Subsidiary has received notice of, the existence of any event or condition which constitutes, or after notice or lapse of time or both, will constitute a default on the part of the Company or any Company Subsidiary under any Company Contract and, to the knowledge of the Company, there are no such events or conditions which constitute, or after notice or lapse of time or both, will constitute a default on the part of any other party to any such Company Contract and (iv) the Company and each of the Company Subsidiaries has performed in all respects all obligations required to be performed by it under each Company Contract. Other than as contemplated by Section 3.3(c), no consents, assignments, waivers, authorizations or other certificates or material payments are necessary in connection with the transactions contemplated hereby to provide for the continuation and full force and effect of all of the Company Contracts after the Closing except to the extent the failure to obtain any such consent, assignment, waiver, authorization or other certificate, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has no knowledge of any pending bankruptcy, insolvency or similar proceeding with respect to any party to any Company Contract. The Company has delivered or made available true and complete copies of all of the Company Contracts to Parent to the extent not included as an exhibit to the Company SEC Reports.

(c) There do not exist any confidentiality agreements, standstill agreements or other similar agreements to which the Company or any of the Company Subsidiaries is a party relating to any inquiry, proposal or offer from the Company or any Company Subsidiary to any person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase by the Company or any Company Subsidiary, in one transaction or a series of transactions, of assets or businesses (including by merger, acquisition of capital stock or otherwise) that, if consummated, would be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.23 Section 203 of the DGCL. The Board of Directors of the Company has taken all action necessary to exempt this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement from (i) the prohibitions on “business combinations” and voting requirements under Section 203 of the DGCL, (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares and (iii) any provision of the Company’s certificate of incorporation or bylaws that would require any corporate approval other than that otherwise required by Section 251 of the DGCL.

Section 3.24 Improper Payments. None of the Company, any Company Subsidiary or Affiliate, or any representative thereof has offered or given anything of value to: (i) any foreign official, any foreign political party or official thereof or any candidate for political office; or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given, or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof, or to any candidate for foreign political office for the purpose of the following: (A) influencing any act or decision of such foreign official, political party, party official, or candidate in his or its official capacity, inducing such foreign official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such foreign official, political party, party official, or candidate, or securing any improper advantage or (B) inducing such foreign official, political party, party official, or candidate to use his or its influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company, any Company Subsidiary, or any of their respective Affiliates, officers or directors, in obtaining or retaining business for or with, or directing business to, any Person, or has taken any step that has violated or could violate the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78m, dd-1, -2 and -3 et seq) (the “FCPA”) or any other applicable law involving improper payments including, but not limited to, the laws of the Republic of Kazakhstan and the Russian Federation (together with the FCPA, “Improper Payment Laws”). None of the Company, any Company Subsidiary or Affiliate, or, to the knowledge of the Company, any employee or representative thereof has received notice from, or otherwise been in contact with, the SEC or any other Governmental Authority with respect to any violation or alleged violation (whether by such person or by a third party) of any Improper Payment Law.

Section 3.25 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries possess the valid right to use, license and enforce all patents, trademarks, trade names, service marks, Internet domain names, copyrights, applications for any of the foregoing, computer software programs or applications, geophysical data, trade secrets, know-how, data and other proprietary rights (collectively, “Intellectual Property”) that are used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”); (ii) the conduct of the business of the Company and the Company Subsidiaries and use of the Company Intellectual Property does not infringe or otherwise violate Intellectual Property rights of any other Person; (iii) to the knowledge of the Company, no third party is challenging, infringing or otherwise violating any right of the Company and the Company Subsidiaries in the Company Intellectual Property; (iv) neither the Company nor any of its Subsidiaries has received written notice of any pending claim, order or proceeding with respect to any alleged or potential infringement or other violation of Intellectual Property rights of any other Person or with respect to any Company Intellectual Property; and (v) no Company Intellectual Property is being used or enforced by the Company or any of the Company Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Company Intellectual Property.

Section 3.26 Stockholders’ Rights Agreement. Neither the Company nor any Company Subsidiary has adopted, or intends to adopt, a stockholder rights agreement or any similar plan or agreement which limits or impairs the Parent’s or the Merger Sub’s ability to purchase, or become the direct or indirect beneficial owner of, Shares or any other equity or debt securities of the Company or any Company Subsidiary.

Section 3.27 Related Party Transaction. Since January 1, 2004 there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and the Company’s Affiliates (other than Company Subsidiaries) or other Persons on the other hand that were required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.28 Books and Records. All books, records, and files of the Company and the Company Subsidiaries (including those pertaining to the Oil and Gas Interests, the production, gathering, transportation and sale of Hydrocarbons and corporate, accounting, financial and employee records): (i) have been prepared, assembled and maintained in good faith, and (ii) are accurate in all material respects as relates to the subject matter thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 4.1 Organization. Each of Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted.

Section 4.2 Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority, corporate or otherwise, to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective boards of directors of each of Parent and Merger Sub, and no other proceedings, corporate or otherwise, on the part of Parent, Merger Sub or any of the Parent Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) No vote of the holders of Parent common stock or other securities of Parent is necessary to consummate the Merger.

(c) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the Governing Documents of Parent or Merger Sub, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or any of the Parent Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any Parent Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.2(d), violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) compliance with the DGCL with respect to the filing of the Certificate of Merger, (ii) the filing with the SEC of the Schedule TO, the Schedule 13E-3, the Proxy Statement and any other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) compliance with the rules of the AMEX, except in each case where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

Section 4.3 Information Supplied.

(a) None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied in writing by or on behalf of the Company or any Affiliate of the Company expressly for inclusion therein. The Offer Documents will, at the time the Offer Documents are filed with the SEC and, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) None of the information to be supplied in writing by Merger Sub or Purchaser specifically for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the times such documents are filed with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed to stockholders and at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.4 Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Parent or any Parent Subsidiary or under Parent’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

Section 4.5 Merger Sub. Merger Sub has not carried out any active businesses other than in connection with the transactions contemplated by this Agreement.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices and in a manner not involving the entry by the Company or any Company Subsidiary into a business that is materially different from the business of the Company and the Company Subsidiaries as of the date hereof, and the Company and the Company Subsidiaries shall use all commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them to keep available the services of their current key officers and employees; and

(b) Without limiting the generality of the foregoing Section 5.1(a), the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) acquire any assets, rights, securities or property (an “Acquisition”) in excess of $2,000,000 in the aggregate;

(ii) sell, lease, license, sell and leaseback, pledge, mortgage, encumber, transfer or otherwise dispose (a “Disposal”) of any assets, rights, securities or property of the Company or any Company Subsidiary (other than sales of Hydrocarbons in the ordinary course of business consistent with past practice and the sale or other disposition of surplus or obsolete equipment in the ordinary course of business (any such sale or disposition, a “Surplus Sale”)) or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement (a “Commitment”), in excess of $2,000,000 in the aggregate;

(iii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iv) amend or propose to amend its Governing Documents or, in the case of the Company Subsidiaries, their respective Governing Documents;

(v) except for the non-cash dividends disclosed and required to be paid on the Company Preferred Stock, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(vi) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of restricted stock;

(vii) split, combine or reclassify any outstanding shares of its capital stock;

(viii) except for (A) the Company Common Stock issuable upon exercise of options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement) and the vesting of restricted stock awards granted prior to the execution of this Agreement, (B) the Company Common Stock issuable upon conversion of the Company Preferred Stock, and (C) the Company Common Stock issuable upon exercise of the Warrants, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(ix) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Company Subsidiary;

(x) create, assume or incur any indebtedness for borrowed money, except indebtedness incurred in the ordinary course of business, but only if the amount of such indebtedness, when added to all other indebtedness of the Company and the Company Subsidiaries for borrowed money then outstanding, does not exceed $300,000,000;

(xi) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or agree to maintain the financial condition of any other person or make any loans or advances, except to or for the benefit of the Company Subsidiaries in the ordinary course of business consistent with past practice;

(xii) make any loans, advances or capital contributions to any other Person (other than any loans or advances between any Company Subsidiaries or between the Company and any Company Subsidiary);

(xiii) create or assume any Lien on any material asset;

(xiv) authorize, recommend or propose any change in the Company’s capitalization or the capitalization of any Company Subsidiary;

(xv) (A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (B) execute or otherwise enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing Company Employee Benefit Plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or Company Employee Benefit Plan, (G) grant any awards under any Company benefit Plan (including the grant of stock options or restricted stock) or remove or modify any existing restrictions in any Company Benefit Plan on any awards made thereunder or (G) take any action that would result in its incurring any obligation for any payments or benefits described in Section 3.10(f) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement and as set forth in Section 5.1(b)(xv) of the Company Disclosure Letter;

(xvi) enter into or amend (other than as required by existing Company Employee Benefit Plans or employment agreements or by applicable law) in any respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries;

(xvii) make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any Tax election or file any material amended Tax return; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

(xviii) settle, compromise or otherwise resolve any litigation or other legal proceedings (which are not reserved for or reflected on the balance sheets included in the Company Financial Statements) involving payments of more than $500,000 in the aggregate in any one case by or to the Company or any of the Company Subsidiaries;

(xix) pay or discharge any claims, Liens or liabilities (which are not reserved for or reflected on the balance sheets included in the Company Financial Statements) involving more than $2,000,000 in the aggregate;

(xx) write off any material accounts or notes receivable;

(xxi) make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company’s fiscal 2007 capital expenditure plan previously provided to Parent, except as may be required to (A) continue operations on the drilling, completion or plugging of any well or well operations for which the Company has consented to participate and is required to participate pursuant to applicable agreements or (B) conduct emergency operations on any well, pipeline or other facility;

(xxii) (A) modify, amend, terminate or waive any material right under any Company Contract or (B) enter into any agreement that would constitute a Company Contract if entered into as of the date of this Agreement;

(xxiii) enter into, make or assume any Hedges;

(xxiv) enter into new contracts, or amend the terms of any existing contracts, to sell Hydrocarbons other than in the ordinary course of business at market pricing, but in no event any having a duration longer than three months;

(xxv) fail to timely meet in any material way its royalty payment obligations in connection with its oil and gas leases;

(xxvi) enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, limit or restrict Parent or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xxvii) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted by law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof;

(xxviii) organize or acquire any Person that could become a Subsidiary;

(xxix) enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $200,000, other than pursuant to agreements or commitments existing on the date hereof and set forth in Section 5.1(xxix) of the Company Disclosure Letter;

(xxx) grant approval for purposes of Section 203 of the DGCL of any “business combination” or any acquisition of “voting stock” of the Company, each as defined in Section 203 of the DGCL;

(xxxi) adopt a plan of complete or partial liquidation, dissolution, or reorganization;

(xxxii) except as permitted by Section 6.8, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Article 7 or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xxxiii) release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of the Company Subsidiaries is a party, and the Company and Company Subsidiaries shall enforce any such provisions contained in such agreements and not waive any of the provisions thereof; or

(xxxiv) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1(a) or (b).

(c) Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

(d) Notwithstanding anything to the contrary herein, including Sections 5.1(a) and (b), neither the Company nor any Company Subsidiary shall be required to maintain any specific level of capital expenditures, regardless of any budgets or projections prepared by the Company with respect to the period in question. In connection with the continued operation of the Company and the Company Subsidiaries between the date hereof and the Closing Date, the

Company will confer on a regular and frequent basis with one or more representatives of Parent designated to the Company on operational matters and the general status of ongoing operations and provide such information regarding the Company and its business as may be reasonably requested by Parent (including, without limitation, monthly production and sale information and all financial information provided to the senior management of the Company or any Company Subsidiary). The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultations.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement; Stockholder Approval.

(a) If Merger Sub owns at least 90% of the outstanding Shares after Merger Sub consummates the Offer (or after any subsequent offering period or the exercise of the Top-Up Option), the parties hereto shall take all necessary and appropriate actions to effect the Merger under Section 253 of the DGCL as soon as practicable after such consummation.

(b) Following consummation of the Offer, if Parent and Merger Sub cannot or choose not to effect the Merger under Section 253 of the DGCL, the parties will effect the Merger under Section 251 of the DGCL as soon as practicable and the Company shall, in accordance with applicable law, take all action necessary to give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of securing the Required Company Stockholder Vote. The date of any Company Stockholders’ Meeting shall be set by the Board of Directors of the Company after consultation with, and on a date approved by, Parent. The Company shall promptly (i) prepare a preliminary version of a proxy statement pursuant to Regulation 14A under the Exchange Act or, if applicable law and regulations do not so require, an information statement pursuant to Regulation 14C under the Exchange Act (the “Proxy Statement”), (ii) file with the SEC the Proxy Statement and use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement, and (iii) as promptly as practicable after responding to all such comments to the satisfaction of the SEC, cause the definitive Proxy Statement to be mailed to its stockholders, and if necessary, after the definitive Proxy Statement shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies. The Company shall advise Parent promptly of the receipt of any comments (whether oral or written) from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information (prior to responding thereto), will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger and provide Parent, Merger Sub and their counsel a reasonable opportunity to participate and comment upon (to which reasonable and good faith consideration shall be given) the response of the Company to any comments of the SEC, including by participating with the Company or its counsel in any discussion or meetings with the SEC. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects and shall give reasonable and good faith consideration to any comments made by Parent and Merger Sub and their counsel with respect to the Proxy Statement, any amendment or supplement thereto. The Board of Directors of the Company shall (i) distribute to its stockholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement shall contain (A) the recommendation of the Board of Directors of the Company that its stockholders approve the Merger and adopt this Agreement and the transactions contemplated hereby if proxies are solicited by the Company with respect to such vote and (B) the opinion of the Company Financial Advisor referred to in Section 1.2, (ii) cause the Company to use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of this Agreement and the transactions contemplated hereby and to secure the Required Company Stockholder Vote, necessary and appropriate to secure the Required Company Stockholder Vote, and (iii) cooperate and consult with Parent with respect to each of the foregoing matters, all subject to the right of the Board of Directors of the Company to modify or withdraw its recommendation in the exercise of its fiduciary duties to the Company and its stockholders.

(c) The Company represents that the Proxy Statement will comply in all material respects with the provisions of applicable U.S. federal securities laws and, on the date filed with the SEC and on the date first sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion in the Proxy Statement.

(d) In connection with the Merger, the Company shall comply with the applicable notice requirements of Section 262 of the DGCL.

(e) Parent will cause all Shares that Parent or Merger Sub owns to vote in favor of the Merger if it is to be effected under Section 251 of the DGCL.

Section 6.2 Employee Benefit Matters. From and after the Effective Time, Parent and the Surviving Entity shall have the rights and obligations described in this Section 6.2 regarding the individuals who were employees of the Company or any Company Subsidiary immediately prior to the Effective Time (“Acquired Employees”).

(a) All Acquired Employees shall be employed solely on an “at will” basis, except to the extent required by the provisions of the written employment contracts set forth in Section 6.2(a) of the Company Disclosure Letter or as required by applicable law. An Acquired Employee whose employment is terminated ceases immediately to be an “Acquired Employee” for purposes of this Agreement.

(b) Prior to the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, cooperate with Parent and Merger Sub to (i) arrange and conduct for all Acquired Employees an open enrollment period for the Parent’s (or the Surviving Entity’s) employee benefit plans (to the extent such plans will be made available to such employees) and employee orientation sessions (with such sessions to be held at times reasonably agreed to by the Company, Parent and Merger Sub), and (ii) meet with Acquired Employees (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by the Company, Parent and Merger Sub. Nothing in this Section 6.2 shall (i) restrict in any manner the right of Parent or the Surviving Entity to amend or terminate any assumed Company Employee Benefit Plan or to modify any compensation arrangement of any Acquired Employee for any reason at any time (in each case subject to the provisions of any written employment contracts) or (ii) create any obligation on the part of Parent, or any Subsidiary thereof, to employ or to continue the employment of any Acquired Employees following the Closing Date.

(c) The Company shall, and shall cause each of the Company Subsidiaries to take all actions that may be required by Parent or Merger Sub in writing with respect to (i) causing one or more of the Company Employee Benefit Plans to terminate as of the Closing Date, or as of the date immediately preceding the Closing Date, as specified by Parent or Merger Sub, (ii) causing benefit accrual or entitlement under any Company Employee Benefit Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Company Employee Benefit Plan, or (iv) facilitating the merger of any Company Employee Benefit Plan into any employee benefit plan maintained by Parent or the Surviving Entity.

Section 6.3 Consents and Approvals.

(a) Subject to the requirements of applicable competition and antitrust laws, the Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement, file or cause to be filed any notifications required to be filed with any Governmental Authority by it with respect to the transactions contemplated by this Agreement. In furtherance of the foregoing, (i) the Parent agrees to make an appropriate filing under with the Committee for Protection of Competition of the Republic of Kazakhstan and (ii) if determined by Parent in its reasonable discretion, the Parent shall make an appropriate filing with the Federal Antimonopoly Service of the Russian Federation (or any successor thereto, including any applicable territorial administration thereof).

(b) Subject to the requirements of applicable competition and antitrust laws, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to cooperate with each other and (i) promptly prepare and file all necessary documentation (including those filings described in Section 6.3(a)), (ii) effect all necessary applications, notices, petitions and filings, (iii) obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and (iv) obtain all necessary permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company, Merger Sub, Parent or any of their respective Subsidiaries is a party or by which any of them is bound; provided, however, that no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase in any material respect the amount payable thereunder or to be otherwise more burdensome, or less favorable, in each case in any material respect, to the Company and the Company Subsidiaries, considered as one enterprise, in order to obtain any permit, consent, approval or authorization without first obtaining the written consent of Parent. Each of the Company and Parent shall have the right to review and approve in advance all filings made with (including the Proxy Statement) or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities; provided, however, that the Parent, may, at its election, lead such processes; provided, further, that the foregoing shall not limit in any respect any party’s obligations under this Agreement.

(c) Notwithstanding the foregoing or any other provisions of this Agreement, the parties hereto understand and agree that neither Parent, Merger Sub or any of their respective Affiliates shall be required to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agreeing to do any of the foregoing) with respect to (i) any business, asset or property owned by the Parent or any of its Affiliates or (ii) the Surviving Corporation’s businesses, assets or properties.

(d) Nothing in this Section 6.3 or in Section 6.5 shall require Parent or Merger Sub to keep the Offer open beyond the Expiration Date.

Section 6.4 Public Statements. The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market, in which case the party desiring to make a public statement or disclosure shall consult with the other parties and permit them the opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances.

Section 6.5 Further Assurances. Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including contesting and resisting any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. In the event any litigation is commenced by any Person involving the Company or its directors and relating to the transactions contemplated by this Agreement, including any other Takeover Proposal (as defined in Section 6.8(c)), Parent and Merger Sub shall have the right, at their own expense, to participate therein and the Company shall reasonably cooperate (including the provision of information), to the extent permitted by applicable law, with Parent and Merger Sub in such litigation. In addition, in connection with filings made by Parent and Merger Sub with the SEC in connection with financings (if any) associated with the transactions contemplated by this Agreement, the Company hereby consents to the inclusion of its financial statements in such filings, agrees to assist Parent and Merger Sub in connection with the preparation of any related pro forma financial statements and will use its reasonable best efforts to cause the Company’s independent public accountants to provide a consent to the inclusion of their report to such financial statements in such filings and to provide Parent and Merger Sub a “comfort” letter dated a date within two Business Days before the date on which such filings shall become effective and addressed to Parent and Merger Sub, in form and substance reasonably satisfactory to Parent and Merger Sub and customary in scope and substance for letters delivered by independent public accountants in connection with any such filings.

Section 6.6 Notification of Certain Matters. The Company agrees to give prompt notice to Parent and Merger Sub, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause (A) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time or (B) the failure of any of the conditions set forth in Section 7.1 or (C) a Company Material Adverse Effect, or (ii) any failure of the Company or any Company Subsidiary or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Subject to the terms and conditions herein, each of Parent and Merger Sub agrees to give prompt notice to the Company, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause (A) any representation or warranty of Parent or Merger Sub contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time, (B) the failure of any of the conditions set forth in Section 7.1 or (C) a Parent Material Adverse Effect, or (ii) any failure of the Parent or Merger Sub or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.7 Access to Information; Confidentiality.

(a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Time to its respective officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company and without disruption or damage to the Company’s operations or properties. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(b) Each of the Company and Parent agrees to maintain the confidentiality of all Information (as defined below) received by it from or on behalf of the other party, except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, agents and advisors (including attorneys, accountants and experts) and, in the case of Parent, Persons providing or proposing to provide financial accommodations to Parent and Merger Sub, and such Persons’ and their respective Affiliates’ directors, officers, employees, agents and advisors (including attorneys, accountants and experts) (collectively, “Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required by any Governmental Authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or hereunder, (v) with the consent of the disclosing party or (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 6.7(b) by the recipient or its Related Parties or (B) becomes available to the recipient from a source other than the disclosing party not know by the recipient to be under an obligation to the disclosing party of confidentiality and non-disclosure. For the purposes of this Section 6.7(b), “Information” means all information received from a disclosing party relating to such party’s business or property, other than any such information that is available to the recipient on a nonconfidential basis prior to disclosure by the disclosing party. Any Person required to maintain the confidentiality of Information as provided in this Agreement shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 6.8 No Solicitation.

(a) The Company agrees that from the date of satisfaction of the Financing Condition until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, through any director, officer, employee, Affiliate, agent, investment banker, attorney or other advisor or representative of the Company or any of the Company Subsidiaries, (i) solicit, initiate, or encourage the submission of, any Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate, continue or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; provided, however, that (A) nothing contained in subclauses (i) or (ii) above shall prohibit the Company or its Board of Directors from disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any similar disclosure, if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure so to disclose would violate its fiduciary duties under applicable law; provided, further, that any such disclosure relating to a Takeover Proposal (other than a “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) shall be deemed to be a Change in the Company Recommendation (defined below) unless the Board of Directors of the Company unconditionally reaffirms the Company Recommendation in such disclosure; (B) if (under circumstances in which the Company has complied with all of its obligations under this Section 6.8 and prior to the acceptance for purchase of Shares in the Offer) the Company receives an unsolicited written Takeover Proposal from a third party which did not result from a breach of this Section 6.8 that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to result in a Superior Proposal, the Company and its representatives may conduct such additional discussions and provide such information as the Board of Directors of the Company shall determine, but only if, prior to such provision of such information or conduct of such additional discussions (1) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to the Company, including any standstill provisions included therein, and no less restrictive than the confidentiality and non-disclosure provisions of Section 6.7(b) (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 6.8) and (2) the Board of Directors of the Company determines in its good faith judgment, after consultation with outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law.

(b) After commencement of the Offer, the Board of Directors shall not fail to make, withdraw, recommend or modify in a manner adverse to the Parent or Merger Sub the Company Recommendation or publicly recommend any Takeover Proposal or otherwise take any action or make any statement inconsistent with the Company Recommendation. Notwithstanding the foregoing, at any time prior to the acceptance for purchase of Shares in the Offer and subject to the Company’s compliance with its obligations under this Section 6.8, the Company’s Board of Directors may (x) withdraw, amend, modify or qualify, or publicly propose to withdraw, amend, modify or qualify the recommendation, approval, adoption or declaration of advisability by the Company’s Board of Directors of this Agreement, the Merger or the Company Recommendation (collectively, a “Change in the Company Recommendation”) if the Board of Directors determines in its good faith judgment, after consultation with outside legal counsel, that it is required to do in order to comply with its fiduciary duties under applicable law, and (y) recommend, or publicly propose to recommend any Takeover Proposal, or to the extent permitted pursuant to and in compliance with Section 8.1(g), to the extent applicable, allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, provided, however, in the case of subclause (y) above only after the Board of Directors of the Company determines in good faith (after receiving the advice of its financial advisor and outside legal counsel) that such Takeover Proposal is a Superior Proposal. Prior to taking any action in accordance with subclause (x) or (y) above, the Board of Directors of the Company shall have (i) given Parent and Merger Sub at least five Business Days prior written notice that the Company’s Board of Directors intends to take such action (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal will require a new notification from the Company to Parent and Merger Sub and a new five Business Day period) and provided Parent and Merger Sub have not, within such five Business Day period, made a proposal to revise the terms of the transactions contemplated hereby and (ii) fully considered any such response by Parent and Merger Sub and concluded that, notwithstanding such response, such Change in Company Recommendation continues to be required by fiduciary duty under applicable law. Immediately upon satisfaction of the Financing Condition, the Company shall cease and cause to be terminated and shall cause its Affiliates and the Company Subsidiaries and its or their respective officers, directors, employees, representatives and agents to terminate all then existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Takeover Proposal and request the prompt return or destruction of all confidential information furnished prior to the date that the Financing Condition is satisfied.

(c) For purposes of this Agreement, (i) “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or Merger Sub) relating to any direct or indirect (A) acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction (including any single or multi-step transaction) involving the Company or any Company Subsidiary of (1) assets or businesses that constitute, represent or generate 10% or more of the total revenue, operating income, EBITDA or assets of the Company and the Company Subsidiaries, taken as a whole immediately prior to such transaction, or (2) 10% or more of the outstanding shares of Company Common Stock or any other class of capital stock of the Company or capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries in each case other than the transactions contemplated by this Agreement or (B) purchase or sale of, or tender offer or exchange offer for, capital stock of the Company or any Company Subsidiary that if consummated would result in any Person beneficially owning 10% or more of any class of capital stock of the Company or any Company Subsidiary and (ii) the term “Superior Proposal” means any bona fide written Takeover Proposal to effect a merger, consolidation, reorganization, share exchange, tender offer, recapitalization, liquidation, direct or indirect business combination, or other similar transaction as a result of which the Company’s stockholders cease to own at least 90% of the voting securities of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of the Company, which in any such case is on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisor and outside counsel), taking into account all relevant factors, including any conditions to such Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Takeover Proposal to finance the transaction contemplated thereby (which, to the extent financing is required, must be represented by a bona fide commitment letter in full force and effect as of the date that the Board of Directors of the Company determines that such Takeover Proposal is a Superior Proposal (but only if such determination is made after the Financing Condition has been satisfied)), any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by Parent to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

(d) Except as expressly permitted by Section 6.8(b), after the date that the Financing Condition is satisfied, neither the Board of Directors of the Company nor any committee thereof shall effect any Change in the Company Recommendation, or approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal. Prior to such date, nothing in this Agreement shall preclude the Board of Directors of the Company or any committee thereof from taking any such action. For purposes of this Agreement, a Change in the Company Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by the Board of Directors of the Company of a Takeover Proposal, or any failure by the Board of Directors of the Company to recommend against a Takeover Proposal.

(e) In addition to the other obligations of the Company set forth in this Section 6.8, the Company shall immediately (and in any event, within 24 hours) advise Parent orally and in writing of any Takeover Proposal, any request for information with respect to any such Takeover Proposal, or any inquiry with respect to or which could result in such a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same and shall immediately provide Parent with a copy of any such written request or Takeover Proposal or other document relating to such a Takeover Proposal. The Company will keep Parent promptly (and in any event, within 24 hours) and fully informed of the status and details (including amendments) of any such request, Takeover Proposal or inquiry and shall promptly (and in any event, within 24 hours) provide Parent with a copy of any non-public information furnished to the Person making such request, Takeover Proposal or inquiry.

Section 6.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) for acts or omissions occurring prior to the Effective Time as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent and are set forth in Section 6.9(a) of the Company Disclosure Letter, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect in accordance with the Company’s certificate of incorporation or bylaws or other agreements.

(b) For six years after the Effective Time, to the full extent permitted under the laws of the State of Delaware as in effect as of the date hereof, the Surviving Corporation (the “Indemnifying Party”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided, however, that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in Section 6.9(a) above. Promptly after receipt by an Indemnified Party under this Section 6.9(b) of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against an Indemnifying Party under this Section 6.9(b), notify the Indemnifying Party of the commencement thereof; but the omission so to notify an Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party except to the extent that the Indemnifying Party is actually and materially prejudiced by such omission. In case any such action is brought against any Indemnified Party and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), be counsel to the Indemnifying Party), and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof (and so long as the Indemnifying Party satisfies such obligations), the Indemnifying Party will not be liable to such Indemnified Party under this Section 6.9(b) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or would reasonably be expected to be or have been a party and indemnity could properly have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party. In no event shall Parent or the Surviving Entity be liable for any settlement effected without its prior written consent. Notwithstanding anything to the contrary set forth herein, no Indemnifying Party shall be obligated pursuant to this Section 6.9(b) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action in any one jurisdiction except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

(c) Parent shall cause the Surviving Entity to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, however, that (i) the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall Parent or the Surviving Entity be required to expend more than an amount per year equal to 150% (the “Maximum Amount”) of the current annual premiums paid by the Company for such insurance (which the Company represents and warrants to be not more than $254,756) to maintain or procure insurance coverage pursuant hereto. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Entity shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the Company’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.9(c).

(d) The obligations of Parent and the Surviving Entity under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

(e) The foregoing provisions shall not in any way restrict or preclude any sale, liquidation or dissolution of any Subsidiary (including the Surviving Entity) of Parent after the Effective Time.

(f) If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 6.9.

Section 6.10 State or Foreign Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Offer and the Merger or the other transactions contemplated by this Agreement, the Company shall promptly, upon the request of Parent, (i) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (ii) otherwise act to eliminate the effects of such takeover statute, law or regulation.

Section 6.11 Expenses. As used below in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals, and all other matters related to the consummation of the Merger (subject to reasonable documentation). Subject to Section 8.3, each party shall bear solely and entirely, all Expenses that they incur.

Section 6.12 Preferred Stock. Promptly upon the request of the Parent (but in no event prior to the Merger Sub’s payment for Shares tendered in the Offer) the Company shall take all actions requested by Parent to redeem (including payment therefor) the Senior Preferred Stock and the Junior Preferred Stock in accordance with their respective certificates of designation.

Section 6.13 Financing. Parent will provide the Company with periodic (but at least weekly) reports regarding the status of the negotiation of the definitive documentation referred to in Section 7.3 (including as to the status of submission of documents to the proposed lenders, approval by the lenders and signature of definitive loan documents) and its other efforts pursuant to this Section 6.13. In the event that Parent, in its sole discretion, provides drafts of the definitive documentation for Parent’s and Merger Sub’s financing to the Company, any such drafts and any other written information made available to the Company relating to such financing shall be deemed to be furnished for information purposes only and shall be deemed Information furnished by Parent and therefore subject to the confidentiality and non-disclosure provisions of Section 6.7(b).

Section 6.14 Offer for Senior Notes.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, the parties agree that Merger Sub or an Affiliate thereof may, in Parent’s sole and absolute discretion, commence an offer to purchase with respect to all of the outstanding aggregate principal amount of the senior secured notes due 2010 issued by Transmeridian Exploration Inc. (the “Notes”), on pricing terms determined by Parent and subject to such other terms and conditions as are determined by Parent, to be consummated substantially simultaneously with the payment by Merger Sub for Shares pursuant to the Offer using funds provided by Parent (the “Debt Tender Offer”). Notwithstanding the foregoing, the closing of the Debt Tender Offer shall be conditioned on the satisfaction of the conditions contained in this Agreement and payment by Merger Sub for Shares pursuant to the Offer. The Company shall provide, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause their respective representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer.

(b) If Parent advises the Company in writing that, in its reasonable judgment based on the advice of the dealer manager of the Debt Tender Offer, there is a significant possibility that the Requisite Consent for the Notes will not be obtained and preparations should be made to defease the Notes, the Company shall use commercially reasonable efforts to make such preparations, and if such Requisite Consent is not timely received, the Company, if requested by Parent, shall defease the Notes in connection with and at the time of the payment by Merger Sub for Shares pursuant to the Offer or at a date subsequent thereto as requested by Parent; provided, however, the Company shall not be required to defease the Notes, provide any irrevocable notice or take any other irrevocable act regarding such defeasance unless (i) such action is taken simultaneously with or after the time of the payment by Merger Sub for Shares pursuant to the Offer and (ii) Parent shall have deposited, or caused to be deposited, the amount of funds necessary to effect such defeasance as provided and calculated in accordance with the terms of the indenture applicable to such Notes. If there is more than one dealer manager for the Debt Tender Offer, the term dealer manager as used in this Section 6.14(b) shall refer to the lead dealer manager of the Debt Tender Offer.

(c) As part of the Debt Tender Offer for the Notes, Merger Sub or an Affiliate thereof may solicit the consent (the “Consent Solicitation”) of the holders of the Notes to certain amendments to the indenture applicable to such Notes (as heretofore supplemented) as determined by Parent, which amendments shall be set forth in the Debt Offer Documents (the “Indenture Amendments”), and to obtain, as soon as practicable after the date of the commencement of the Debt Tender Offers, the requisite consent of holders of the Notes (the “Requisite Consent”) to authorize the Indenture Amendments. Promptly upon receipt of the Requisite Consent, the Company shall, shall cause any applicable Company Subsidiary to, and shall use its reasonable best efforts to cause the applicable trustees to, execute a supplemental indenture incorporating and giving effect to the Indenture Amendments, which shall become operative concurrently with the time of the payment by Merger Sub for Shares pursuant to the Offer, subject to the terms and conditions of this Agreement (including the conditions to the Debt Tender Offer).

(d) In connection with any Debt Tender Offer, Parent shall prepare all necessary and appropriate documentation in connection with such Debt Tender Offer, including the offer to purchase, related letter of transmittal and other related documents (collectively, the “Debt Offer Documents”). Parent shall cooperate with the Company with respect to the preparation of the Debt Offer Documents and provide it with a reasonable opportunity to review and comment upon such documents. The Company shall promptly furnish to Parent or Merger Sub all information concerning the Company or any Company Subsidiary that is required or reasonably requested by Parent or Merger Sub in connection with the Debt Offer Documents. The Company represents that any such information supplied by the Company that is included in the Debt Offer Documents will not, at the time such information is furnished to Parent or Merger Sub, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Debt Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub further agrees to take all steps necessary to cause the Debt Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Notes, in each case, as and to the extent required by applicable U.S. federal securities laws.

ARTICLE 7

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. If the DGCL so requires to effect the Merger, the Company shall have obtained the Required Company Stockholder Vote.

(b) Purchase of Shares. Merger Sub shall have previously accepted for payment and paid for the Shares pursuant to the Offer.

(c) No Injunctions or Restraints. No preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof.

Section 7.2 Conditions to Parent and Merger Sub’s Obligations to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger are subject to satisfaction of the condition that the Company shall have performed in all material respects all of its obligations, covenants or agreements under the Merger Agreement required to be performed by it on or prior to the Closing Date.

Section 7.3 Condition to Merger Sub’s Obligation to Commence the Offer. The obligation of Merger Sub to commence the Offer is subject to satisfaction of the condition that Parent shall have executed definitive documentation with one or more Persons pursuant to which financing of at least $1,000,000,000 shall be made available to Parent and Merger Sub to fund all of Parent’s and Merger Sub’s obligations with respect to the Offer and otherwise hereunder, subject only to such conditions precedent to such availability as are usual and customary for financings of such nature (the “Financing Condition”).

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Offer has been commenced or this Agreement has been adopted by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if Merger Sub shall not have accepted for payment the Shares pursuant to the Offer in accordance with the terms and provisions hereof and thereof prior to June 30, 2008, or such other date, if any, as the Company and Parent shall agree upon (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of Merger Sub to have accepted for payment the Shares pursuant to the Offer on or prior to such date;

(c) by the Company at any time after January 31, 2008, if the Financing Condition shall not have been satisfied as of such time;

(d) by either the Company or Parent, if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable (provided that the party seeking to terminate pursuant to this Section 8.1(d) shall have complied with its obligations under Section 6.5);

(e) by Parent or the Company if the Offer is terminated or withdrawn or shall have expired pursuant to its terms without any Shares being purchased thereunder; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.1(e) if such party (or in the case of Parent, Merger Sub) shall have materially breached this Agreement;

(f) by Parent,

(i) if the Board of Directors of the Company shall have made a Change in the Company Recommendation or shall have failed (following a request by Parent to do so) to make such favorable recommendation or, subsequent to a Takeover Proposal, shall have failed to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they tender their Shares in the Offer, which public reaffirmation must be made within five days after Parent’s written request to do so;

(ii) if the Board of Directors of the Company (or any committee thereof) shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to, or publicly announced an intention to, do so;

(iii) if the Company shall have breached Section 6.8;

(iv) if prior to acceptance for payment of Shares pursuant to the Offer a Takeover Proposal shall have been announced or disclosed and the Minimum Condition (as defined in Annex I) shall not have been satisfied by the close of business on the Business Day immediately preceding the Expiration Date;

(v) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Annex I or Article 7, and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform (“Company Breach”); or

(vi) at any time after February 29, 2008, if the Financing Condition shall not have been satisfied as of such time.

(g) by the Company, if prior to the acceptance of and payment for the Shares pursuant to the Offer, (A) the Company shall not have breached Section 6.8, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 6.8 and this Section 8.1(g), if applicable, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (C) the Company prior to such termination pays, or causes to be paid, to Parent in immediately available funds the Parent Expense Reimbursement pursuant to Section 8.3(a);

(h) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article 7, and (B) is incapable of being cured or has not been cured by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform; or

(i) by the Company, if Merger Sub shall have failed to commence the Offer in violation of Section 1.1 hereof, provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(i) if the Company shall have materially breached this Agreement.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 8.2 Effect of Termination. Upon the termination of this Agreement pursuant to and in accordance with Section 8.1, this Agreement shall forthwith become null and void except as set forth in 6.11 and 8.3 and for the provisions in Article 9, which shall survive such termination; provided, however, that nothing in this Agreement shall relieve any party from liability for any intentional breach of a covenant or representation of warranty in this Agreement prior to such termination.

Section 8.3 Expenses.

(a) If this Agreement is terminated by Parent pursuant to Section 8.1(f)(i), (ii), (iii), or (iv), the Company shall promptly, but in no event later than one Business Day after termination of this Agreement, reimburse Parent for all of its Expenses in connection with this Agreement and the transactions contemplated hereby up to a maximum of $3,000,000 (the “Parent Expense Reimbursement”). If this Agreement is terminated pursuant to Section 8.1(g), the Company shall make payment of the Parent Expense Reimbursement prior to such termination.

(b) If (A) a Takeover Proposal in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company’s stockholders prior to the acceptance of and payment for the Shares pursuant to the Offer, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 8.1(b) or Section 8.1(e) and (C) within 18 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal, the Company shall promptly, but in no event later than one Business Day after such consummation or, if earlier, entry into such agreement, make payment to Parent of the Parent Expense Reimbursement.

(c) If (A) Parent terminates this Agreement under Section 8.1(b) at a time that a Company Breach exists and (B) within 18 months following such termination (1) the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal or (2)(x) any Person acquires beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing 10% or more of the combined power to vote generally for the election of directors, and (y) the Company’s Board has taken any action for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then the Company shall promptly, but in no event later than one Business Day after the occurrence of such events, make payment to Parent of the Parent Expense Reimbursement.

(d) Except as set forth in this Section 8.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger is consummated.

Section 8.4 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by action by or on behalf of the respective Boards of Directors of the parties hereto or the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5 Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by telecopier (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to Parent or Merger Sub:

Trans Meridian International, Inc.

5847 San Felipe

Suite 4300

Houston, Texas 77057

Attention: Lorrie T. Olivier

Fax: 713.781.6593

with a copy to:

Baker & McKenzie LLP

815 Connecticut Ave., NW

Washington, DC 20006-4078

Attention: Jonathan D. Cahn

Fax: 202.452.7074

(b)	if to the Company:

5847 San Felipe

Suite 4300

Houston, Texas 77057

Attention: Chief Financial Officer

Fax: 713.781.6593

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002-5200

Attention: James L. Rice III

Fax: 713.236.0822

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

Section 9.2 Representations and Warranties. The representations and warranties contained in this Agreement shall not (i) be deemed waived or otherwise affected by any investigation made by any party and (ii) survive the Merger.

Section 9.3 Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b) Each of the parties hereto (i) irrevocably and unconditionally submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to any actions or dispute arising out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery in the State of Delaware.

(c) Each of the parties hereto consents to the service of process of any of the following aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address of such party set forth in or designated pursuant to Section 9.1 or by any means permitted by the laws of the State of Delaware.

Section 9.5 Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 9.6 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that each Indemnified Party is intended to be a third party beneficiary of Section 6.9 and may specifically enforce its terms.

Section 9.7 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 9.8 Entire Agreement. This Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

Section 9.10 Knowledge. Any reference in this Agreement to “the knowledge” or “to the knowledge of” of the Company or a Company Subsidiary or of which the Company or any Company Subsidiary is “aware” will be deemed to mean a reference to the actual

Knowledge, after a due and reasonable investigation, of the applicable individuals set forth in Section 9.10 of the Company Disclosure Letter.

Section 9.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

TRANS MERIDIAN INTERNATIONAL, INC.

By:	/s/ Lorrie T. Olivier
Name: Lorrie T. Olivier Title: President

TME MERGER SUB, INC.

By:	/s/ Lorrie T. Olivier
Name: Lorrie T. Olivier Title: President

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	/s/ Earl W. McNeil
Name: Earl W. McNeil Title: Vice President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex is attached, except that the term “Merger Agreement” shall be deemed to refer to such Agreement and Plan of Merger.

Notwithstanding any other provisions of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when added to any Shares already owned by Parent, its Affiliates or their respective subsidiaries, represents at least a majority of the total number of outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of shares of Company Common Stock outstanding, together with all shares of Company Common Stock which the Company may be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities, convertible or exchangeable into shares of Company Common Stock or otherwise) on the date of purchase (the “Minimum Condition”) or (ii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance for payment for any Shares any of the following conditions shall exist or have occurred:

(a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, ruling, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer by any Governmental Authority that could reasonably be expected to directly or indirectly: (i) make the acceptance for payment of, or payment for or purchase of Shares pursuant to the Offer, illegal, or otherwise restrict or prohibit the making of the Offer or the consummation of the Offer or the Merger, (ii) result in a significant delay in or restrict the ability of Merger Sub to accept for payment, pay for or purchase Shares pursuant to the Offer or to effect the Merger or make materially more costly the making of the Offer or the consummation of the Merger, (iii) render Merger Sub unable to accept for payment or pay for or purchase Shares pursuant to the Offer, (iv) restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, (v) impose a limitation on the ability of Parent or Merger Sub effectively to acquire, hold, transfer or exercise full rights of ownership of some or all of the Shares, including the right to vote any Shares acquired or owned by Merger Sub or Parent on an equal basis with all other Shares on all matters properly presented to the Company’s stockholders, (vi) require Parent or any Affiliate to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agreeing to do any of the foregoing) with respect to any business, asset or property owned by the Parent or any of its Affiliates or the Surviving Corporation’s businesses, assets or properties, or (vii) otherwise, individually or in the aggregate, result in a Company Material Adverse Effect or Parent Material Adverse Effect;

(b) (i) there shall be instituted or pending any action, proceeding or counterclaim seeking any of the consequences referred to in clauses (i) through (vii) of paragraph

ANNEX 1 - Page 1

(a) above, or (ii) there shall have been threatened any action, proceeding or counterclaim seeking any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above that, in the good faith judgment of Parent, has a reasonable probability of success;

(c) (i) it shall have been publicly disclosed or Merger Sub shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph (c) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding Shares has been acquired by any Person other than Parent and Merger Sub, (ii) the Board of Directors of the Company or any committee thereof (A) shall have withdrawn, modified, changed or qualified (including by amendment of the Schedule 14D-9) its recommendation, approval, adoption or declaration of advisability, as the case may be, of the Offer, this Agreement or the Merger in any respect adverse to Parent, (B) shall have approved or recommended to the stockholders of the Company any Takeover Proposal, or (C) shall have failed to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they tender their Shares in the Offer, which public reaffirmation must be made within two days after Parent’s written request to do so (or prior to the Expiration Date, if earlier), (iii) a third party shall have entered into a definitive agreement with the Company or any Company Subsidiary with respect to a Takeover Proposal, or (iv) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

(d) the requisite number of holders of the Junior Preferred Stock shall have provided a written request to the Company pursuant to Section 5 of the Certificate of Designations (or any successor provision) of the Junior Preferred Stock with respect to any change in the Board of Directors, including the appointment or election of a director or directors designated by the holders of the Junior Preferred to the Board of Directors or any committee thereof;

(e) the Merger Agreement shall have been terminated in accordance with its terms, or the Company and Merger Sub and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated;

(f) (i) any of the representations and warranties of the Company set forth in Sections 3.2, 3.11, 3.23 and 3.26 of the Merger Agreement shall not be true and correct as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty that speaks as of a specific date, which must be untrue or incorrect as of such date); (ii) any of the other representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or reference to Company Material Adverse Effect, shall not be true and correct as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue or incorrect as of such date) except where the failure to be so true and correct would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect; or (iii) the Company shall have breached or failed to observe or perform in material respects any of its obligations, covenants or agreements under the Merger Agreement;

(g) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the AMEX, (ii) a declaration of

ANNEX 1 - Page 2

a banking moratorium or any suspension of payments in respect of banks in the United States, or a material limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions or (iii) a declaration of war against a foreign sovereignty by the United States Congress; or

(h) since the date of this Agreement there shall have occurred any event, change, effect or development that, individually or when considered together with any other event, change, effect or development, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

The foregoing conditions are for the benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Sub, in whole or in part, at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ANNEX 1 - Page 3